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                                                                    EXHIBIT 99.1


                      GREAT LAKES DREDGE & DOCK CORPORATION
                         TO ACQUIRE DEMOLITION BUSINESS

OAK BROOK, ILLINOIS - April 17, 2001 - Great Lakes Dredge & Dock Corporation, the largest provider of dredging services in the United States, today announced plans to acquire 80% of the common stock of North American Site Developers, Inc., one of the three largest U.S. providers of commercial and industrial demolition ("CID") services. NASDI is headquartered in Allston, Massachusetts and operates primarily in New England. NASDI offers a comprehensive array of demolition-related services including: interior and exterior demolition; salvage, recycling and disposal of related materials; and site preparation. Total purchase consideration for the acquisition is expected to be approximately $38.0 million. The transaction is subject to customary closing conditions.

"The acquisition of NASDI is expected to enhance the growth of our revenues and cash flows as well as provide diversification in our customer base to non-governmental entities," commented Douglas B. Mackie, President and Chief Executive Officer of Great Lakes. "Similar to our dredging activities, NASDI's CID activities include the removal, transportation, and disposal of materials using specialized equipment, employing a unionized workforce, exercising a disciplined bidding process and requiring special operating permits, licenses and skills. By integrating and supplementing certain of NASDI's administrative functions, we can better enable NASDI management to focus on exploiting new business opportunities."

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or another comparable terminology, or by discussions of strategy, plans or intentions. In particular, any statements, express or implied, concerning future operating results, backlog prospects or ability to generate revenues, income or cash flow to service debt are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These include risks associated with Great Lakes' substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes' plans and objectives will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Great Lakes assumes no obligation to update information contained in this news release.